Exhibit 99.1

For Immediate Release

April 27, 2012

Approach Resources Inc.

Announces Preliminary First Quarter Production and

Schedules First Quarter 2012 Conference Call for Friday, May 4, 2012

Estimated Production Increases 39% to 7.2 MBoe/d

Oil & NGL Production Increases 110% to 405 MBbls

Borrowing Base Increases to $270 Million

FORT WORTH, TEXAS, April 27, 2012 – Approach Resources Inc. (NASDAQ: AREX) today announced preliminary production, commodity price realizations and capital expenditures for first quarter 2012. Estimated first quarter 2012 production totaled 654 MBoe (7.2 MBoe/d), compared to 469 MBoe (5.2 MBoe/d) produced in first quarter 2011, a 39% increase. Estimated oil and NGL production for first quarter 2012 increased 110% to 405 MBbls, compared to 193 MBbls produced in first quarter 2011. Estimated production for first quarter 2012 was 29% oil, 33% NGLs and 38% natural gas, compared to 19% oil, 22% NGLs and 59% natural gas in first quarter 2011.

Preliminary, average realized prices for first quarter 2012, before the effect of commodity derivatives, were $94.39 per Bbl of oil, $42.50 per Bbl of NGLs and $2.35 per Mcf of natural gas, compared to $90.67 per Bbl of oil, $48.04 per Bbl of NGLs and $4.30 per Mcf of natural gas for first quarter 2011. Our preliminary, average realized price, including the effect of commodity derivatives, was $46.10 per Boe for first quarter 2012, compared to $43.45 per Boe for first quarter 2011.

Preliminary, unaudited estimates of capital expenditures during first quarter 2012 totaled $77.6 million, and included $64.8 million for exploration and development drilling, $9.3 million for pipeline and infrastructure projects, 3-D seismic data acquisition and processing and purchase of trucks for crude and water hauling and $3.5 million for acreage acquisitions. During first quarter 2012, we drilled 15 wells and completed 22 wells, including 15 of 18 wells that were waiting on completion at year end 2011. At March 31, 2012, we had 11 wells waiting on completion.

Borrowing Base Increase

Effective April 26, 2012, the lenders to our credit agreement increased our borrowing base to $270 million from $260 million.

Management Comment

“In the first quarter of 2012, we drilled and completed more vertical Wolffork wells than planned and worked down our inventory of wells waiting on completion,” said J. Ross Craft, Approach’s President and Chief Executive Officer. “Our vertical Wolffork wells provide valuable technical information, enable us to satisfy lease commitments and allow us to target the 2,500-feet thick Clearfork, Dean and Wolfcamp zones. We also continue to make significant investments in Project Pangea and Pangea West, including several infrastructure projects to facilitate our future growth. These upfront investments will be key drivers that should enable us to increase crude transport capacity for our growing oil production, reduce drilling and completion costs, decrease fresh water usage and efficiently develop the resource potential beneath our acreage position in the Southern Midland Basin.”

Conference Call Scheduled for May 4, 2012

Approach will host a conference call on Friday, May 4, 2012, at 10:00 a.m. Central Time (11:00 a.m. Eastern Time) to discuss first quarter 2012 financial and operating results. The Company plans to issue first quarter 2012 results after the market closes on Thursday, May 3, 2012.

To participate in the conference call, domestic participants should dial (866) 804-6925 and international participants should dial (857) 350-1671 approximately 15 minutes before the scheduled conference time. To access the simultaneous webcast of the conference call, please visit the Investor Events page under the Investor Relations section of the Company’s website, www.approachresources.com, 15 minutes before the scheduled conference time to register for the webcast and install any necessary software. The webcast will be archived for replay on the Company’s website until August 4, 2012.

Approach Resources Inc. is an independent oil and gas company with core operations, production and reserves located in the Permian Basin in West Texas. The Company targets multiple oil and liquids-rich formations in the Permian Basin, where the Company operates approximately 145,000 net acres. The Company’s estimated proved reserves as of December 31, 2011, total 77.0 million barrels of oil equivalent, made up of 61% oil and NGLs and 39% natural gas. For more information about the Company, please visit www.approachresources.com. Please note that the Company routinely posts important information about the Company under the Investor Relations section of its website.

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements, other than statements of historical facts, included in this press release that address activities, events or developments that the Company expects, believes or anticipates will or may occur in the future are forward-looking statements. Without limiting the generality of the foregoing, forward-looking statements contained in this press release specifically include expectations of anticipated financial and operating results of the Company. These statements are based on certain assumptions made by the Company based on management’s experience and perception of historical trends, current conditions, anticipated future developments and other factors believed to be appropriate. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the Company, which may cause actual results to differ materially from those implied or expressed by the forward-looking statements. Further information on such assumptions, risks and uncertainties is available in the Company’s Securities and Exchange Commission (“SEC”) filings. The Company’s SEC filings are available on its website at www.approachresources.com. Any forward-looking statement speaks only as of the date on which such statement is made and the Company undertakes no obligation to correct or update any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by applicable law.

Information in this release regarding production, realized commodity prices and capital expenditures is preliminary and unaudited. Final results will be provided in our quarterly report on Form 10-Q for the three months ended March 31, 2012, to be filed on or before May 10, 2012.

For a glossary of oil and gas terms and abbreviations used in this release, please see our Annual Report on Form 10-K filed with the SEC on March 12, 2012.

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